UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Cogent Communications Group, Inc.

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(Name of Issuer)

Common Stock, $0.001 par value per share

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(Title of Class of Securities)

19239V302

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(CUSIP Number)

Erel Margalit

Jerusalem Venture Partners

7 West 22nd St.
7th Floor
New York, NY 10010 (212) 479-5100

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(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Sean Caplice, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

155 Constitution Dr.

Menlo Park, CA  94025

(650) 321-2400

November 14, 2006

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [  ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV, L.P. (“JVP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,320,150, except that Jerusalem Partners IV, L.P. (“JP IV”), the general partner of JVP IV, may be deemed to have sole power to vote these shares; JVP Corp. IV (“JVPCIV”), the general partner of JP IV, may be deemed to have the sole power to vote these shares; and Erel Margalit (“Margalit”), as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,320,150, except that JP IV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,320,150
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV-A, L.P. (“JVP IV-A”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

11,210 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

11,210 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,210
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV (Israel), L.P. (“JVP IV (Israel)”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

31,857 shares, except that Jerusalem Partners IV – Venture Capital L.P. (“JP IV VC”), the general partner of JVP IV (Israel), may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

31,857 shares, except that JP IV VC, the general partner of JVP IV (Israel), may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,857
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. (“JVP E-Fund IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

11,841 shares, except that JP IV, the general partner of JVP E-Fund IV, may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JVP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

11,841 shares, except that JP IV, the general partner of JVP E-Fund IV, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,841
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III, L.P. (“JVP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

979,365, except that Jerusalem Partners III, L.P. (“JP III”), the general partner of JVP III, may be deemed to have sole power to vote these shares; Jerusalem Venture Partners Corporation (“JVPC”), the general partner of JP III, may be deemed to have the sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

979,365, except that JP III, the general partner of JVP III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 979,365
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Entrepreneur Fund III, L.P. (“JVP E-Fund III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

75,286, except that JP III, the general partner of JVP E-Fund III, may be deemed to have sole power to vote these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

75,286, except that JP III, the general partner of JVP E-Fund III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,286
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III (Israel), L.P. (“JVP III (Israel)”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

27,446, except that JVP III (Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

27,446, except that JVP III (Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,446
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners IV, L.P.(“JP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,343,201 shares, of which 1,320,150 are directly owned by JVP IV, 11,841 are directly owned by JVP E-Fund IV and 11,210 are directly owned by JVP IV-A. JP IV, the general partner of JVP IV, JVP E-Fund IV and JVP IV-A, may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,343,201 shares, of which 1,320,150 are directly owned by JVP IV, 11,841 are directly owned by JVP E-Fund IV and 11,210 are directly owned by JVP IV-A.  JP IV, the general partner of JVP IV, JVP E-Fund IV and JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,343,201
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners IV – Venture Capital, L.P.(“JP IV VC”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

31,857 shares, all of  which are directly owned by JVP IV (Israel).  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

31,857 shares which are directly owned by JVP IV (Israel).  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,857
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners III, L.P.(“JP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,054,651 shares, of which 979,365 are directly owned by JVP III and 75,286 are directly owned by JVP E-Fund III.  JP III, the general partner of JVP III and JVP E-Fund III, may be deemed to have sole power to vote these shares; JVPC, the general partner of JP III, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,054,651 shares, of which 979,365 are directly owned by JVP III and 75,286 are directly owned by JVP E-Fund III.  JP III, the general partner of JVP III and JVP E-Fund III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,054,651
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III (Israel) Management Company Ltd. (“JVP III (Israel) Mgmt”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

27,446 shares, all of which are directly owned by JVP III (Israel).  JVP III (Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

27,446 shares, all of which are directly owned by JVP III (Israel).  JVP III (Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,446
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Corporation (“JVPC”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,054,651 shares, of which 979,365 are directly owned by JVP III and 75,286 are directly owned by JVP E-Fund III.  JVPC, is the general partner of JP III, the general partner of JVP III and JVP E-Fund III, and may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,054,651 shares, of which 979,365 are directly owned by JVP III and 75,286 are directly owned by JVP E-Fund III.  JVPC, is the general partner of JP III, the general partner of JVP III and JVP E-Fund III, and may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,054,651
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) JVP Corp. IV (“JVPCIV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,375,058 shares, of which 1,320,150 are directly owned JVP IV, 11,210 are directly owned by JVP IV-A, 11,841 are directly owned by JVP E-Fund IV and 31,857 are directly owned by JVP IV (Israel).  JVPCIV, is the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVP E-Fund IV, and the general partner of JP IV VC the general partner of JVP IV (Israel), and may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,375,058 shares, of which 1,320,150 are directly owned JVP IV, 11,210 are directly owned by JVP IV-A, 11,841 are directly owned by JVP E-Fund IV and 31,857 are directly owned by JVP IV (Israel).  JVPCIV, is the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVP E-Fund IV, and the general partner of JP IV VC the general partner of JVP IV (Israel), and may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,058
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Erel Margalit (“Margalit”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israeli Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,461,805 shares, of which 1,320,150 are directly owned by JVP IV, 11,210 are directly owned by JVP IV-A, 11,841 are directly owned by JVP E-Fund IV, 31,857 are directly owned by JVP IV (Israel), 979,365 are directly owned by JVP III, 75,286 are directly owned by JVP E-Fund III, 27,446 are directly owned by JVP III (Israel), and 4,650 are deemed to be directly owned by Erel Margalit.  Margalit is an officer of JVPCIV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A and JVP E-Fund IV, and JP IV VC which is the general partner of JVP IV (Israel), and (ii) an officer of JVPC which is the general partner of JP III, which is the general partner of JVP III and JVP E-Fund III, and (iii) an officer of JVP III (Israel) Mgmt, which is the general partner of JVP III (Israel), and may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,461,805 shares, of which 1,320,150 are directly owned by JVP IV, 11,210 are directly owned by JVP IV-A, 11,841 are directly owned by JVP E-Fund IV, 31,857 are directly owned by JVP IV (Israel), 979,365 are directly owned by JVP III, 75,286 are directly owned by JVP E-Fund III, 27,446 are directly owned by JVP III (Israel), and 4,650 are deemed to be directly owned by Erel Margalit.  Margalit is an officer of JVPCIV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A and JVP E-Fund IV, and JP IV VC which is the general partner of JVP IV (Israel), and (ii) an officer of JVPC which is the general partner of JP III, which is the general partner of JVP III and JVP E-Fund III, and (iii) an officer of JVP III (Israel) Mgmt, which is the general partner of JVP III (Israel), and may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,461,805
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

Statement on Schedule 13D

This Amendment No. 4 to Schedule 13D is being filed to report the aggregate sale of 1,600,000 shares of common stock (the “Common Stock”) of Cogent Communications Group, Inc., a Delaware corporation (the “Company”) by the Reporting Persons to an underwriter in connection with a public offering. This Amendment No. 4  supplements and amends the Schedule 13D originally filed with the Securities and Exchange Commission on August  11, 2003 (the “Original Filing”), as amended by Amendment No. 1 filed with the Securities and Exchange Commission on March 30, 2004 (the “Amendment No. 1”), as amended by Amendment No. 2 filed with the Securities and Exchange Commission on June 23, 2006 (“Amendment No. 2”) as amended by Amendment No. 3 filed with the Securities and Exchange Commission on September 19, 2006 (“Amendment No. 3”). Only those items that are hereby reported are amended; all other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing, Amendment No. 1, Amendment No. 2 and Amendment No. 3, unless otherwise indicated herein.

ITEM 2.

IDENTITY AND BACKGROUND

(b) The business address of each Reporting Person is:

7 West 22nd St.
7th Floor
New York, NY 10010

ITEM 5.

INTEREST IN SECURITIES OF THE ISSUER.

(a) and (b)  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 48,751,808 shares of Common Stock outstanding as of November 9, 2006.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Schedule is provided as of November 14, 2006:

(a)

Amount beneficially owned:

See Row 11 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 13 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 7 of cover page for each Reporting Person

(ii)

Shared power to vote or to direct the vote:

See Row 8 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 9 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 10 of cover page for each Reporting Person.

ITEM 6.

CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

In connection with the sale of the Common Stock by the Reporting Persons, the Reporting Persons entered into an Underwriting Agreement, by and among the Company, Cogent Communications, Inc., the Underwriter, other selling stockholders, dated November 9, 2006, attached as exhibit 1.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 13, 2006, and incorporated herein by reference.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

        Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS ENTREPRENUERS FUND IV, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS IV (Israel), L.P., an Israel Limited Partnership

By:

Jerusalem Partners IV-Venture Capital, L.P.

its General Partner

By:  JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS III, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners III, L.P.

its General Partner

By:

Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS ENTREPRENUER FUND III, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners III, L.P.

its General Partner

By:

Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS III (Israel), L.P., an Israel Limited Partnership

By:

Jerusalem Venture Partners III (Israel) Management  Company Ltd.

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM PARTNERS IV, L.P., a Delaware Limited Partnership

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM PARTNERS IV- VENTURE CAPITAL, L.P., an Israeli Limited Partnership

By:  JVP Corp. IV

Its general partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS CORPORATION, a Cayman Islands Corporation

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JVP CORP. IV, a Cayman Island Corporation

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM PARTNERS III, L.P., a Delaware limited partnership

By Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

JERUSALEM VENTURE PARTNERS III (ISRAEL) MANAGEMENT COMPANY LTD., an Israel corporation

By:

/s/ Erel Margalit

   Erel Margalit, Officer

Date:  November 17, 2006

EREL MARGALIT

By:

/s/ Erel Margalit

   Erel Margalit

Exhibit A

Agreement of Reporting Persons

The Reporting Persons have agreed that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Cogent Communications Group, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.